Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1 of Masonglory Limited. (the “Company”) of our report dated June 26, 2024, with respect to our audits of the consolidated financial statements of the Company as at March 31, 2024 and 2023, and for each of the two years in the period ended March 31, 2024 and 2023 which appear in such Registration Statement. We also consent to the reference to our Firm under the caption “Experts” appearing in such Registration Statement.

/s/ J&S Associate PLT

Kuala Lumpur, Malaysia
January 3, 2025